Exhibit 5.1

Tel 713.758.2222 Fax 713.758.2346

October 12, 2012

Gulf South Pipeline Company, LP

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Gulf South Pipeline Company, LP, a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Partnership with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange (the “Exchange Offer”) by the Partnership of $300,000,000 aggregate principal amount of 4.000% Senior Notes due 2022 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of June 12, 2012, between the Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee (as may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, such New Notes will be legally issued and will constitute valid and binding obligations of the Partnership enforceable against the Partnership in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy,

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Gulf South Pipeline Company, LP October 12, 2012 Page 2

insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act, the Constitution of the State of Delaware and the laws of the State of New York, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.